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973 249 8088

JACOB ENOCH
#4 Shemuel Shnizer st'
Tel Aviv
ISRAEL 69583

The Management of Smart Energy Solutions Inc.
210 West Parkway, unit 7
Pompton Plains, New Jersey 07444
U.S.A.

January 12, 2009.

Gentlemen,

Serving on the Board of Board of Smart Energy Solutions Inc. for the last four years was an experience and a challenge.
However, with time constraints resulting from other duties on hand, I feel I am unable to continue my service on the Board.

Lately, in several Board meetings, it was voiced that the Board needs to rejuvenate and add new directors to replace those who served the Board since its formation in 2005.

I therefore offer my resignation from the Board of Smart Energy Solutions Inc., effective from today.

I wish the company every success and believe it will reach its goal in the very near future.

Sincerely,

Jacob (Yaki) Enoch

cc. Members of the Board
David Lubin - Legal Counsel